Exhibit 99.1

MedAssets Announces Second Quarter and Six-Month 2008 Financial Results

Reports Second Quarter 2008 Net Revenue of $61.2 million,
Adjusted EBITDA of $19.0 million and Adjusted EPS of $0.11
Reaffirms and Updates Full-Year 2008 Guidance

ATLANTA--(BUSINESS WIRE)--MedAssets, Inc. (NASDAQ: MDAS) today announced results for its second quarter and six-month period ended June 30, 2008.

Financial Highlights

  Total net revenue was $61.2 million in the second quarter of 2008, an increase of 42.3% from total net revenue of $43.0 million in the second quarter last year, driven by revenue growth from both organic and acquisition sources.
  Adjusted EBITDAa increased 40.2% to $19.0 million in the second quarter of 2008, compared to adjusted EBITDA of $13.6 million in the second quarter last year.
  Adjusted diluted earnings per sharea in the second quarter of 2008 was $0.11, excluding non-cash acquisition-related intangible amortization and non-recurring items on a tax-adjusted basis.

Net Revenue

Total net revenue for the second quarter of 2008 increased 42.3% to $61.2 million from $43.0 million in the second quarter of 2007. For comparative purposes, total pro forma net revenuea b in the second quarter of 2008 was $73.3 million, an increase of 5.1% when compared to total pro forma net revenue of $69.7 million in the prior year’s second quarter.

Total net revenue for the six-month period ended June 30, 2008 increased 40.6% to $120.0 million from $85.3 million in the first six months of 2007. For comparative purposes, total pro forma net revenue in the first half of 2008 was $148.5 million, representing 8.0% growth over total pro forma net revenue of $137.5 million in the first six months of 2007.

The business operations of Accuro Healthcare Solutions, Inc., acquired on June 2, 2008, contributed $5.1 million in net revenue to the second quarter and six-month period ended June 30, 2008, which is net of a $1.3 million purchase accounting discount to deferred revenue.

Adjusted EBITDA

In the second quarter of 2008, adjusted EBITDA increased 40.2% to $19.0 million, or 31.1% of total net revenue, versus adjusted EBITDA of $13.6 million, or 31.6% of total net revenue, in the second quarter of 2007. For comparative purposes, pro forma adjusted EBITDAa b in the second quarter of 2008 was $23.0 million, or 31.4% of total pro forma net revenue, versus pro forma adjusted EBITDA of $21.1 million, or 30.3% of total pro forma net revenue, in the second quarter of 2007.

(a) Reconciliation of non-GAAP measures, including pro forma net revenue, adjusted EBITDA, pro forma adjusted EBITDA and adjusted diluted EPS, to their most directly comparable GAAP measure, is provided in the attached financial schedules.

(b) Pro forma results assume the completion of the XactiMed and MD-X acquisitions, as well as certain financing, occurred on January 1, 2007, and the acquisition of Accuro occurred on January 1 of each respective year.

In the six months ended June 30, 2008, adjusted EBITDA was $35.1 million, or 29.2% of total net revenue, versus adjusted EBITDA of $29.8 million, or 35.0% of total net revenue, in the first six months of 2007. For comparative purposes, pro forma adjusted EBITDA in the first six months of 2008 was $45.2 million, or 30.4% of total pro forma net revenue, versus pro forma adjusted EBITDA of $45.0 million, or 32.7% of total pro forma net revenue, in the six-month period ended June 30, 2007.

The acquired Accuro business operations contributed $2.2 million of adjusted EBITDA to the second quarter and six-month period ended June 30, 2008.

Profitability

The Company reported a net loss attributable to common stockholders in the second quarter of 2008 of $1.6 million, or a loss of $0.03 per diluted share, versus a net loss attributable to common stockholders of $2.3 million, or a loss of $0.21 per diluted share, in the second quarter of 2007. The net loss reported in the second quarter of 2008 included: $5.3 million in acquisition-related amortization expense; $3.9 million in a non-recurring interest rate swap cancellation charge; and a $2.1 million impairment of intangible assets primarily related to the acquisition of Accuro. Adjusted diluted earnings per share (EPS) in the second quarter of 2008 was $0.11 per diluted share, excluding non-cash acquisition-related intangible amortization and these non-recurring expense items on a tax-adjusted basis.

For the first six months of 2008, the Company reported net income attributable to common stockholders of $1.1 million, or $0.02 per diluted share, versus a net loss attributable to common stockholders of $1.4 million, or a loss of $0.13 per diluted share, in the six-month period ended June 30, 2007. Excluding non-cash acquisition-related intangible amortization and the non-recurring expense items on a tax-adjusted basis, adjusted diluted EPS in the first six months of 2008 was $0.22 per diluted share.

Share-based compensation expense, on a tax-adjusted basis, equated to $0.03 per diluted share in the second quarter and $0.05 per diluted share in the six-month period ended June 30, 2008.

Cash Flow

Net cash provided by operating activities for the six months ended June 30, 2008 was $24.4 million, as compared to $16.0 million for the six months ended June 30, 2007.

Capital expenditures and capitalized software costs for the six months ended June 30, 2008 were $7.7 million as compared to $6.0 million for the comparable period in 2007. The increase is primarily attributable to the acquisitions of XactiMed and MD-X in 2007 and Accuro in 2008.

Second Quarter Business Segment Highlights

Revenue Cycle Management (RCM) Segment

The RCM segment reported net revenue in the second quarter of 2008 of $31.3 million, up 93.9% from net revenue of $16.2 million in the second quarter of 2007. Pro forma net revenue in the second quarter of 2008 was $43.4 million, up 1.2% when compared to pro forma net revenue of $42.9 million in the second quarter of 2007.

Adjusted EBITDA for the RCM segment in the second quarter of 2008 was $7.8 million, or 24.9% of net revenue, versus adjusted EBITDA of $5.4 million, or 33.5% of net revenue, in the second quarter of 2007. For comparative purposes, pro forma adjusted EBITDA in the second quarter of 2008 was $11.8 million, or 27.1% of pro forma net revenue, versus pro forma adjusted EBITDA in the second quarter of 2007 of $12.9 million, or 30.2% of pro forma net revenue.

For the six-month period ended June 30, 2008, the RCM segment reported net revenue of $56.4 million, an 88.0% increase over net revenue of $30.0 million in the first six months of 2007. Pro forma net revenue in the first six months of 2008 increased 3.4% to $85.0 million, compared to pro forma net revenue of $82.2 million in the first six months of 2007.

Adjusted EBITDA in the first six months of 2008 was $12.0 million, or 21.3% of net revenue, versus adjusted EBITDA of $10.0 million, or 33.3% of net revenue, in the six-month period ended June 30, 2007. For comparative purposes, pro forma adjusted EBITDA in the first six months of 2008 was $22.1 million, or 26.1% of pro forma net revenue, versus pro forma adjusted EBITDA in the first six months of 2007 of $25.1 million, or 30.6% of pro forma net revenue.

The Accuro business operations contributed $5.1 million in net revenue and $2.2 million of adjusted EBITDA to the RCM segment in the second quarter and six-month period ended June 30, 2008.

The RCM segment’s net revenue and adjusted EBITDA performance were consistent with management’s guidance. The comparative second quarter and six-month results in the RCM segment were primarily characterized by significant non-recurring consulting services revenue in the first half of 2007, a period-over-period decline in decision support revenue, and continued investment in the segment’s operating cost structure to support new customer implementations and anticipated revenue growth.

Spend Management Segment

Net revenue in the Spend Management segment was $29.9 million, an 11.3% increase over the $26.9 million reported in the second quarter of 2007. Adjusted EBITDA was $15.3 million, or 51.2% of net revenue, in the second quarter of 2008, versus $11.2 million, or 41.6% of net revenue, in the second quarter of 2007.

For the six-month period ended June 30, 2008, net revenue in the Spend Management segment was $63.6 million, a 14.9% increase over the $55.3 million reported in the first six months of 2007. Adjusted EBITDA for the Spend Management segment increased 22.1% to $31.3 million, or 49.3% of net revenue, in the first six months of 2008, when compared to $25.7 million, or 46.4% of net revenue, in the six-month period ended June 30, 2007.

The Spend Management segment adjusted EBITDA margin increased in the second quarter of 2008 due primarily to operating leverage as well as the timing of the Company’s annual customer and vendor meeting that occurred in the second quarter of 2007 versus the first quarter of 2008.

Corporate Operations

The impact of corporate operations on total adjusted EBITDA was $4.1 million in the second quarter of 2008, versus $3.0 million in the same quarter of 2007. For the first six months of 2008, the impact of corporate operations on total adjusted EBITDA was $8.3 million, versus $5.8 million in the first six-month period of 2007. The increase in corporate expense was primarily attributable to higher costs associated with being a publicly-traded company and the addition of certain senior staff functions.

Acquisition of Accuro Healthcare Solutions

On June 2, 2008, MedAssets completed the acquisition of Accuro for approximately $209 million in cash and 8.85 million shares of MedAssets common stock, plus a deferred payment of $20 million in cash or shares of MedAssets common stock due on the first anniversary of the transaction closing date. The acquisition strengthened the Company’s comprehensive suite of revenue cycle and spend management software and service solutions, which are delivered to a customer base now totaling more than 3,300 U.S. hospitals, including more than 2,000 revenue cycle management hospital facility customers.

Financing and Capital Resources

MedAssets funded the cash portion of the Accuro transaction with cash on hand, a $50 million expansion of its term loan credit facility and borrowings under its expanded $125 million revolving credit facility.

During the quarter, the Company unwound two unfavorable interest rate swaps and paid approximately $3.9 million for the early termination. The Company also entered into a no-cost interest rate collar to hedge exposure on $155 million of its outstanding term loan debt that sets a base interest rate range of 2.85% to 6.00% on the three-month LIBOR rate.

At June 30, 2008, MedAssets’ balance sheet reflected about $14 million in cash and equivalents and $274 million in total bank debt. The Company had approximately $97 million of availability under its revolving credit facility at the end of the quarter. Current net leverage is approximately 3.2 times trailing adjusted pro forma EBITDA.

Management Reaffirms and Updates Guidance for 2008

Management reiterates its comfort with its previous 2008 financial outlook, and is updating its financial guidance for full-year 2008 to include the financial impact of its acquisition of Accuro. Total net revenue is now expected to be in the range of $270 million to $276 million, which includes the third and fourth-quarter contribution of $34 million to $37 million in net revenue from the Accuro business (net of approximately $3.0 million of purchase accounting deferred revenue discounts). On a segment basis, net revenue in the RCM segment is expected to be between $149 million and $153 million (net of the Accuro purchase accounting deferred revenue discount), and net revenue in the Spend Management segment is expected to be between $120 million and $124 million.

At June 30, 2008, MedAssets’ rolling 12-month contracted revenue was an estimated $284.0 million, consisting of $163.1 million from the RCM segment and $120.9 million from the Spend Management segment. Excluding the impact of Accuro, our rolling 12-month contracted revenue increased approximately 5.7% on both a consolidated and segment basis, as compared to the rolling 12-month total as of March 31, 2008. The Company’s contracted revenue reflects the estimated contractually committed revenue to be generated under existing customer contracts in a defined 12-month period. Most of the contracted revenue is derived from multi-year customer agreements.

Total adjusted EBITDA for 2008 is expected to be between $86.0 million and $90.0 million, which includes an expected seven-month adjusted EBITDA contribution from the Accuro business of approximately $14.0 million to $15.0 million.

GAAP diluted EPS in 2008 is expected to be in the range of $0.15 to $0.20. Adjusted diluted EPS, excluding non-cash acquisition-related intangible amortization and non-recurring expense items on a tax-adjusted basis, is expected to be in the range of $0.50 to $0.56 for full-year 2008. The Company expects to recognize between $8.8 million and $9.2 million in non-cash share-based compensation expense, which would convert to an earnings impact of approximately $0.10 to $0.11 per diluted share on a tax-adjusted basis.

Conference Call Information

The Company will host a conference call at 5:00 p.m. ET today, Wednesday, August 13, 2008, to discuss its financial and business highlights and management's outlook for future performance. The live audio webcast will be accessible from the “Events & Presentations” page at http://ir.medassets.com. To access the conference call, dial 866-811-1812 or 706-902-0609 (international), and provide the conference ID number 56341477. For those unable to listen to the live broadcast, a webcast replay will be archived on MedAssets’ website for 30 days. A conference call replay will be available for one week by calling 800-642-1687 or 706-645-9291 (international), and entering conference ID number 56341477.

About MedAssets

MedAssets (NASDAQ: MDAS) partners with healthcare providers to improve their financial strength by implementing integrated spend management and revenue cycle solutions that help control cost, improve margins and cash flow, increase regulatory compliance, and optimize operational efficiency. MedAssets serves more than 125 health systems, 3,300 hospitals and 30,000 non-acute care healthcare providers. For more information, go to www.medassets.com.

Safe Harbor Statement

This Press Release contains statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this Press Release include the intent, belief or current expectations of the Company and members of its management team with respect to the Company’s future business operations as well as the assumptions upon which such statements are based. Forward-looking statements include specifically, but are not limited to: 2008 projections, costs and revenue growth, margin and other financial projections; contracted revenue forecasts; and the Company’s ability to successfully integrate and capitalize on synergies associated with its past and future acquisitions. Investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those contemplated by the forward-looking statements in this Press Release include, but are not limited to: failure to realize improvements in performance, efficiency and profitability; failure to complete anticipated sales under negotiations; failure to successfully implement revenue backlog; lack of revenue growth; client losses; and adverse developments with respect to the operation or performance of the Company’s business units or the market price of its common stock. Additional factors that could cause actual results to differ materially from those contemplated within this Press Release can also be found in the Company’s Risk Factor disclosures in its Form 10-K for the year ended December 31, 2007 and subsequent Forms 10-Q filed with the Securities and Exchange Commission. The Company disclaims any responsibility to update any forward-looking statements.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	GAAP		Pro Forma	GAAP		Pro Forma
In 000s, except per share data	Three Months Ended		Three Months Ended	Three Months Ended		Three Months Ended
	June 30,	Pro Forma	June 30,	June 30,	Pro Forma	June 30,
	2008	Adjustments [c]	2008	2007	Adjustments [c]	2007

Revenue:
Administrative fees, net	$25,148	$-	$25,148	$22,347	$-	$22,347
Other service fees	36,087	12,035	48,122	20,671	26,698	47,369

Total net revenue	61,235	12,035	73,270	43,018	26,698	69,716

Operating expenses:
Cost of revenue	10,688	315	11,003	5,516	4,512	10,028
Product development expenses	3,611	1,661	5,272	1,807	2,099	3,906
Selling and marketing expenses	9,544	1,101	10,645	10,876	2,401	13,277
General and administrative expenses	22,215	5,355	27,570	12,806	11,641	24,447
Depreciation	2,349	259	2,608	1,734	529	2,263
Amortization of intangibles	5,016	2,482	7,498	2,990	4,846	7,836
Impairment of intangible assets	2,079	-	2,079	1,195	-	1,195
		-			-
Total operating expenses	55,502	11,173	66,675	36,924	26,028	62,952

Operating income	5,733	862	6,595	6,094	670	6,764
Other income (expense):
Interest (expense)	(5,000)	(1,753)	(6,753)	(3,758)	(5,550)	(9,308)
Other (expense) income	(3,362)	14	(3,348)	440	29	469

(Loss) income before income taxes	(2,629)	(877)	(3,506)	2,776	(4,851)	(2,075)
Income tax (benefit) expense	(1,053)	(316)	(1,369)	1,063	(1,014)	49

Net (loss) income	(1,576)	(561)	(2,137)	1,713	(3,837)	(2,124)
Preferred stock dividends and accretion [d]	-	-	-	(3,975)	(382)	(4,357)

Net (loss) attributable to common stockholders	$(1,576)	$(561)	$(2,137)	$(2,262)	$(4,219)	$(6,481)

Basic and diluted income (loss) per share:
Basic net (loss) attributable to common stockholders	$(0.03)		$(0.04)	$(0.21)		$(0.33)

Diluted net (loss) attributable to common stockholders	$(0.03)		$(0.04)	$(0.21)		$(0.33)

Weighted average shares — basic [e]	47,288	6,030	53,318	10,721	8,850	19,571
Weighted average shares — diluted [e]	47,288	6,030	53,318	10,721	8,850	19,571

(c) Includes all adjustments relating to the acquisitions of XactiMed and MD-X as if the these companies were acquired on January 1, 2007. Such adjustments include the effect of financing certain acquisitions and the financing of the Company's 2007 dividend payment, as though obtained on January 1, 2007. Adjustments relating to the Accuro acquisition assume an acquisition date at the beginning of each year presented. Refer to the Company's final prospectus filed on Form 424B4 with the Securities and Exchange Commission (SEC) on December 13, 2007 for further description of such adjustments.

(d) The Company's participating preferred stock converted to common stock on December 18, 2007 as the result of our initial public offering. With this conversion, the Company is no longer obligated to pay the associated accrued preferred dividends, and all rights to accrued and unpaid preferred dividends were terminated by the former preferred stock shareholders.

(e) For the GAAP and pro forma periods presented, common stock equivalents are not included in the weighted average shares outstanding since the effect would be antidilutive due to pro forma net losses attributable to common stockholders in the periods.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	GAAP		Pro Forma	GAAP		Pro Forma
In 000s, except per share data	Six Months Ended		Six Months Ended	Six Months Ended		Six Months Ended
	June 30,	Pro Forma	June 30,	June 30,	Pro Forma	June 30,
	2008	Adjustments [f]	2008	2007	Adjustments [f]	2007

Revenue:
Administrative fees, net	$52,693	$-	$52,693	$48,324	$-	$48,324
Other service fees	67,300	28,540	95,840	37,000	52,186	89,186

Total net revenue	119,993	28,540	148,533	85,324	52,186	137,510

Operating expenses:
Cost of revenue	19,151	964	20,115	9,702	9,009	18,711
Product development expenses	6,308	4,057	10,365	3,688	4,269	7,957
Selling and marketing expenses	22,455	2,557	25,012	18,714	5,026	23,740
General and administrative expenses	43,275	12,554	55,829	26,255	21,546	47,801
Depreciation	4,470	622	5,092	3,334	1,021	4,355
Amortization of intangibles	8,793	6,204	14,997	5,830	9,926	15,756
Impairment of intangible assets	2,079	-	2,079	1,195	-	1,195
		-			-
Total operating expenses	106,531	26,958	133,489	68,718	50,797	119,515

Operating income	13,462	1,582	15,044	16,606	1,389	17,995
Other income (expense):
Interest (expense)	(9,317)	(4,363)	(13,680)	(7,387)	(11,088)	(18,475)
Other (expense) income	(2,329)	74	(2,255)	912	66	978

Income (loss) before income taxes	1,816	(2,707)	(891)	10,131	(9,633)	498
Income tax expense (benefit)	693	(1,033)	(340)	3,873	(2,132)	1,741

Net income (loss)	1,123	(1,674)	(551)	6,258	(7,501)	(1,243)
Preferred stock dividends and accretion [g]	-	-	-	(7,647)	(997)	(8,644)

Net income (loss) attributable to common stockholders	$1,123	$(1,674)	$(551)	$(1,389)	$(8,498)	$(9,887)

Basic and diluted income (loss) per share:
Basic net income (loss) attributable to common stockholders	$0.02		$(0.01)	$(0.13)		$(0.51)

Diluted net income (loss) attributable to common stockholders	$0.02		$(0.01)	$(0.13)		$(0.51)

Weighted average shares — basic [h]	45,853	7,440	53,293	10,707	8,850	19,557
Weighted average shares — diluted [h]	48,485	4,808	53,293	10,707	8,850	19,557

(f) Includes all adjustments relating to the acquisitions of XactiMed and MD-X as if the these companies were acquired on January 1, 2007. Such adjustments include the effect of financing certain acquisitions and the financing of the Company's 2007 dividend payment, as though obtained on January 1, 2007. Adjustments relating to the Accuro acquisition assume an acquisition date at the beginning of each year presented. Refer to the Company's final prospectus filed on Form 424B4 with the Securities and Exchange Commission (SEC) on December 13, 2007 for further description of such adjustments.

(g) The Company's participating preferred stock converted to common stock on December 18, 2007 as the result of our initial public offering. With this conversion, the Company is no longer obligated to pay the associated accrued preferred dividends, and all rights to accrued and unpaid preferred dividends were terminated by the former preferred stock shareholders.

(h) For the GAAP and pro forma six months ended June 30, 2007 and the pro forma six months ended June 30, 2008, common stock equivalents are not included in the weighted average shares outstanding since the effect would be antidilutive due to a pro forma net losses attributable to common stockholders in the periods.

CONDENSED SEGMENT REPORTING
(UNAUDITED)

In $000s	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2008		2007		2008		2007

ACTUAL

Net revenue
Revenue Cycle Management	$31,320		$16,152		$56,426		$30,008
Spend Management	29,915		26,866		63,567		55,316

Total net revenue	$61,235		$43,018		$119,993		$85,324

Adjusted EBITDA (a non-GAAP measure) [i]		% margin		% margin		% margin		% margin
Revenue Cycle Management	$7,799	24.9%	$5,416	33.5%	$12,041	21.3%	$9,997	33.3%
Spend Management	15,313	51.2%	11,170	41.6%	31,340	49.3%	25,658	46.4%
Corporate	(4,075)		(3,009)		(8,314)		(5,820)

Total Adjusted EBITDA	$19,037	31.1%	$13,577	31.6%	$35,067	29.2%	$29,835	35.0%

PRO FORMA

Net revenue
Revenue Cycle Management	$43,355		$42,850		$84,966		$82,194
Spend Management	29,915		26,866		63,567		55,316

Total net revenue	$73,270		$69,716		$148,533		$137,510

Adjusted EBITDA (a non-GAAP measure) [j]		% margin		% margin		% margin		% margin
Revenue Cycle Management	$11,762	27.1%	$12,945	30.2%	$22,144	26.1%	$25,148	30.6%
Spend Management	15,313	51.2%	11,170	41.6%	31,340	49.3%	25,658	46.4%
Corporate	(4,075)		(3,009)		(8,314)		(5,820)

Total Adjusted EBITDA	$23,000	31.4%	$21,106	30.3%	$45,170	30.4%	$44,986	32.7%

(i) Adjusted EBITDA is defined by the Company as net income (loss) before net interest expense, income tax expense (benefit), depreciation and amortization and other non-recurring, non-cash or non-operating items. Adjusted EBITDA is used by the Company to facilitate a comparison of its operating performance on a consistent basis from period to period that provides a more complete understanding of factors and trends affecting our business than GAAP measures alone. The Company believes Adjusted EBITDA assists its board of directors, management and investors in comparing its operating performance on a consistent basis because it removes the impact of the Company's capital structure (primarily interest charges and amortization of debt issuance costs), asset base (primarily depreciation and amortization) and items outside the control of MedAssets' management team (taxes), as well as other non-cash (purchase accounting adjustments, share-based compensation expense and imputed rental income) and non-recurring items, from the Company's operations. See the Company's accompanying reconciliations from consolidated Adjusted EBITDA to consolidated Net Income, the closest comparable GAAP-based metric. Such reconciliations are consistent with that of the Company's segment reporting disclosures to the consolidated financial statements for the year ended December 31, 2007 included in the Company's Form 10-K as filed with the SEC on March 24, 2008.

(j) Pro forma Adjusted EBITDA is Adjusted EBITDA after considering the effect of the acquisitions of XactiMed, MD-X and Accuro, and certain financing secured in July 2007. See the Company's accompanying reconciliations from consolidated Pro Forma Adjusted EBITDA to consolidated Pro Forma Net Income.

RECONCILIATION OF NET INCOME TO
CONSOLIDATED ADJUSTED EBITDA (A NON-GAAP MEASURE)
(UNAUDITED)

In $000s	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
ACTUAL

Net (Loss) Income	$(1,576)	$1,713	$1,123	$6,258

Depreciation	2,349	1,735	4,470	3,334
Amortization of intangibles	5,016	2,989	8,793	5,830
Amortization of intangibles (included in cost of revenue)	371	457	762	680
Interest Expense, net	4,545	3,442	7,954	6,708
Income tax (benefit) expense	(1,053)	1,063	693	3,873

EBITDA	$9,652	$11,399	$23,795	$26,683

Impairment of intangibles	2,079	1,195	2,079	1,195
Share-based compensation	2,399	848	4,139	1,592
Rental income from capitalized building lease	(109)	(109)	(219)	(219)
Purchase accounting adjustments	1,102	244	1,359	584
Interest rate swap cancellation	3,914	-	3,914	-

Adjusted EBITDA [k]	$19,037	$13,577	$35,067	$29,835

PRO FORMA

Net (Loss) Income	$(2,137)	$(2,124)	$(551)	$(1,243)

Depreciation	2,608	2,264	5,092	4,355
Amortization of intangibles	7,498	7,835	14,997	15,756
Amortization of intangibles (included in cost of revenue)	371	808	762	1,383
Interest Expense, net	6,284	8,949	12,243	17,796
Income tax expense	(1,369)	49	(340)	1,741

EBITDA	$13,255	$17,781	$32,203	$39,788

Impairment of intangibles	2,079	1,195	2,079	1,195
Share-based compensation	2,604	1,400	4,656	2,687
Rental income from capitalized building lease	(109)	(109)	(219)	(219)
Purchase accounting adjustments	1,257	839	2,537	1,535
Interest rate swap cancellation	3,914	-	3,914	-

Pro Forma Adjusted EBITDA [m]	$23,000	$21,106	$45,170	$44,986

(k) Adjusted EBITDA is defined by the Company as net income (loss) before net interest expense, income tax expense (benefit), depreciation and amortization and other non-recurring, non-cash or non-operating items. Adjusted EBITDA is used by the Company to facilitate a comparison of its operating performance on a consistent basis from period to period that provides a more complete understanding of factors and trends affecting our business than GAAP measures alone. The Company believes Adjusted EBITDA assists its board of directors, management and investors in comparing its operating performance on a consistent basis because it removes the impact of the Company's capital structure (primarily interest charges and amortization of debt issuance costs), asset base (primarily depreciation and amortization) and items outside the control of MedAssets' management team (taxes), as well as other non-cash (purchase accounting adjustments, share-based compensation expense and imputed rental income) and non-recurring items, from the Company's operations.

(m) Pro forma Adjusted EBITDA is Adjusted EBITDA after considering the effect of the acquisitions of XactiMed, MD-X and Accuro, and certain financing secured in July 2007. Explanations of each adjustment can be found in the Company's Form 10-Q for the quarter ended June 30, 2008 to be filed with the SEC on August 14, 2008.

RECONCILIATION OF GROSS FEES (A NON-GAAP MEASURE) TO NET REVENUE
(UNAUDITED)

In $000s	Three Months Ended		Six Months Ended
	June 30,		June 30,
ACTUAL	2008	2007	2008	2007

Gross administrative fees	$37,879	$33,315	$77,766	$71,042
Other service fees	36,087	20,671	67,300	37,000
Gross fees	73,966	53,986	145,066	108,042
Revenue share obligation	(12,731)	(10,968)	(25,073)	(22,718)
Net revenue	$61,235	$43,018	$119,993	$85,324

PRO FORMA

Gross administrative fees	$37,879	$33,315	$77,766	$71,042
Other service fees	48,122	47,369	95,840	89,186
Gross fees	86,001	80,684	173,606	160,228
Revenue share obligation	(12,731)	(10,968)	(25,073)	(22,718)
Net revenue	$73,270	$69,716	$148,533	$137,510

RECONCILIATION OF 2008 SECOND QUARTER AND SIX-MONTH ADJUSTED DILUTED
EARNINGS PER SHARE (A NON-GAAP MEASURE) TO GAAP EARNINGS PER SHARE
(UNAUDITED)

Per share data [n]	Three Months Ended	Six Months Ended
	June 30,	June 30,
	2008	2008

Diluted net income (loss) attributable to common stockholders	$(0.03)	$0.02

Impairment of intangibles	0.03	0.03

Interest rate swap cancellation	0.05	0.05

Non-cash, tax-adjusted acquisition-related intangible amortization	0.07	0.12

Adjusted diluted earnings per share	$0.11	$0.22

Weighted average shares - diluted	49,774	48,485

(n) Columns may not foot due to rounding.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
In $000s	2008	2007
	(Unaudited)

ASSETS
Current
Cash and cash equivalents	$14,057	$136,952
Restricted cash	20	20
Accounts receivable, net of allowances of $2,886 and $3,506 as of June 30, 2008 and December 31, 2007
	46,565	33,679
Deferred tax asset, current	14,313	15,049
Prepaid expenses and other current assets	6,503	4,508

Total current assets	81,458	190,208

Property and equipment, net	38,718	32,490
Other long term assets
Goodwill	509,284	232,822
Intangible assets, net	139,359	62,491
Other	16,118	8,368

Other long term assets	664,761	303,681

Total assets	$784,937	$526,379

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$10,578	$4,562
Accrued revenue share obligation and rebates	27,634	29,998
Accrued payroll and benefits	17,979	13,402
Other accrued expenses	10,898	5,612
Deferred revenue, current portion	26,911	19,791
Deferred purchase consideration	18,621	-
Current portion of notes payable	2,523	2,020
Current portion of finance obligation	142	128

Total current liabilities	115,286	75,513

Notes payable, less current portion	271,625	196,264
Finance obligation, less current portion	9,936	10,009
Deferred revenue, less current portion	3,669	3,229
Deferred Tax liability	15,324	5,868
Other long term liabilities	1,893	5,981

Total liabilities	417,733	296,864

Stockholders’ equity
Common stock, $0.01 par value, 150,000,000 shares authorized; 53,645,000 and 44,429,000 shares issued and outstanding as of June 30, 2008 and December 31, 2007, respectively
	536	444
Additional paid in capital	598,280	464,313
Notes receivable from stockholders	(627)	(614)
Accumulated other comprehensive loss	(415)	(2,935)
Accumulated deficit	(230,570)	(231,693)

Total stockholders’ equity	367,204	229,515

Total liabilities and stockholders’ equity	$784,937	$526,379

CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

In $000s	Six Months Ended
	June 30,

	2008	2007
Operating activities:
Net income	$1,123	$6,258

Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	985	73
Depreciation	4,729	3,476
Amortization of intangibles	9,296	6,368
(Gain) Loss on sale of assets	(3)	3
Noncash stock compensation expense	4,139	1,592
Amortization of debt issuance costs	414	167
Noncash interest expense, net	402	244
Impairment of intangibles	2,079	1,195
Deferred income tax expense	165	2,928

Changes in assets and liabilities:	1,045	(6,365)

Cash provided by operating activities	24,374	15,939

Investing activities:
Purchases of property, equipment, and software	(2,790)	(3,356)
Capitalized software development costs	(4,953)	(2,649)
Acquisitions, net of cash acquired	(209,423)	(19,316)

Cash used in investing activities	(217,166)	(25,321)

Financing activities:
Proceeds from notes payable	100,000	10,188
Repayment of notes payable and capital lease obligations	(24,136)	(1,053)
Repayment of finance obligation	(320)	(326)
Debt issuance costs	(6,167)	-
Interest accrued on note receivable from stockholders	(14)	(71)
Issuance of common stock, net of issuance cost	534	221

Cash provided by financing activities	69,897	8,959

Net decrease in cash and cash equivalents	(122,895)	(423)
Cash and cash equivalents, beginning of period	136,952	23,459

Cash and cash equivalents, end of period	$14,057	$23,036

RECONCILIATION OF 2008 ADJUSTED EBITDA GUIDANCE
(A NON-GAAP MEASURE) TO GAAP NET INCOME GUIDANCE

	Guidance Range for Year Ending December 31, 2008

In $000s

	(Low)	(High)

Net Income	$7,600	$11,000

Depreciation	10,200	10,000
Amortization of intangibles	23,500	23,500
Amortization of intangibles (included in cost of revenue)	2,100	2,100
Interest Expense, net	20,200	19,700
Income tax expense	5,200	6,800

EBITDA	68,800	73,100

Impairment of intangible assets	2,100	2,100
Interest rate swap cancellation	3,900	3,900
Share-based compensation	9,100	8,800
Rental income from capitalized building lease	(400)	(400)
Purchase accounting adjustments	2,500	2,500

Adjusted EBITDA	86,000	90,000

RECONCILIATION OF 2008 ADJUSTED DILUTED EARNINGS PER SHARE GUIDANCE
(A NON-GAAP MEASURE) TO GAAP DILUTED EARNINGS PER SHARE GUIDANCE

	Guidance Range for Year Ending December 31, 2008

In 000s, except per share data [o]
	(Low)	(High)

Net Income	$7,600	$11,000

Diluted earnings per share (EPS)	0.15	0.20
Interest rate swap cancellation	0.05	0.05
Non-cash, tax-adjusted impairment of intangible assets	0.02	0.02
Non-cash, tax-adjusted acquisition-related intangible amortization	0.29	0.29

Adjusted EPS	0.50	0.56

Non-cash, tax-adjusted share-based compensation	0.10	0.11

Cash EPS	$0.60	$0.66

Fully diluted weighted average shares outstanding	52,300	52,300

(o) Columns may not foot due to rounding.

mdas/F

CONTACT:
MedAssets
Robert P. Borchert, 678-248-8194
VP, Investor Relations
rborchert@medassets.com